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                                                                 Exhibit 99.A.2



                              Consulting Agreement

         CONSULTING AGREEMENT ("Agreement"), dated November 19, 1998 and effective as of the Effective Time (defined below), by and between INTEGRATED PROCESS EQUIPMENT CORP., a Delaware corporation (the "Company"), HAROLD C. BALDAUF ("HCB"), HAROLD BALDAUF, JR. ("HBJr.") and DAVID BALDAUF ("DB"); HCB, HBJr. and DB are sometimes referred to collectively as the "Consultants" and individually as a "Consultant".

                                  Witnesseth:

         WHEREAS, the Company, HCB, HBJr. and DB were parties to a Consulting Agreement dated August 31, 1993 which was terminated on February 10, 1998.

         WHEREAS, HCB is currently a member of the Board of Directors of the Company and the Company receives the benefit of his advice as a Director.

         WHEREAS, HCB is a controlling shareholder of several companies currently providing services, machinery and parts to the Company.

         WHEREAS, the Company now desires to retain the Consultants as advisors and consultants to perform the services described below after the merger ("Merger") contemplated by the Agreement and Plan of Merger ("Merger Agreement") dated November 19, 1998 between the Company, SPEEDFAM INTERNATIONAL, INC. ("SpeedFam") and SPEEDFAM, INC.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Consultants, jointly and severally, hereby agree with the Company as follows:
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         1. The Company hereby retains the Consultants during the term hereof to perform such services as the Company may reasonably require of the Consultants as advisors and consultants in the day-to-day operations of the Company's business, including providing advice regarding cost reductions and increased efficiencies with respect to parts and subassemblies, and the Consultants hereby agree to render such services (the "Consulting"). The Consultants shall perform the Consulting when requested by the Company from time to time for up to 130 days in the aggregate during each calendar year this Agreement is in effect (pro-rated for any partial year included in the term hereof).

         2. The Consulting shall include conferences and discussions with management of the Company and such other services as the Company may reasonably require, it being understood that, so long as the number of days set forth in
Section 1 hereof are satisfied, the Consulting may be provided by the Consultants at times consistent with their other business activities and plans for travel and other activities. The Consulting may be rendered in person or by telephone, telecopy or other means of communications as the parties may mutually agree and nothing herein shall require the Consultants to travel for the purposes of rendering the Consulting.

         3. The term of this Agreement shall commence on the Effective Time (as such term is defined in the Merger Agreement) of the Merger and shall continue for a period of four years. This Agreement shall be void and of no effect unless the Merger shall be completed.

         4. For all services to be rendered by the Consultants to the Company pursuant to this Agreement, the Company agrees to pay to HCB (in accordance with its payroll practices in effect from time to time, but not less frequently than monthly), as agent for the Consultants, and the Consultants agree to accept, consulting fees at the rate of $200,000 per annum in the aggregate, to

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be divided among the Consultants in accordance with their determination of the proportions of the Consulting provided by each of them during the relevant period. The Company shall have no liability or obligation in the event of a dispute among the Consultants as to how any consulting fees are to be divided among them, it being understood that the Company's sole obligation in respect thereof will be to make payment to HCB in accordance with the immediately preceding sentence. If any of the Consultants shall be required by the Company to travel or otherwise incur out-of-pocket expenses in the performance of his duties hereunder, the Company shall reimburse such Consultant for reasonable expenses incurred in connection therewith upon the submission to the Company of invoices or other satisfactory evidence thereof. In the event of the death of HCB during the term of this agreement, the Company shall pay the aggregate consulting fee in equal shares to HBJr. and DB, or if HCB and either HBJr. or DB shall die during the term of this Agreement, then the aggregate consulting fees shall be paid solely to the survivor of them. In the event of the death of all of the Consultants during the term of this Agreement, then no further consulting fees shall be paid hereunder. The only breach of this Agreement which shall be grounds for nonpayment hereunder shall be a breach by a Consultant of Section 5 or Section 6 hereof.

         5. HCB will not, during the term of this Agreement, and for a period of two years after termination thereof, directly or indirectly manage, operate, consult for, join, control or participate or become interested in or be connected with as an employee, partner, officer, director, stockholder, consultant or investor, any corporation, partnership, or other business entity other than the Company or its affiliates (which term for all purposes of this Agreement includes, without limitation, SpeedFam and its affiliates) which shall provide products or services in competition with the semiconductor or memory disk business conducted by the Company or its affiliates. Nothing herein shall prohibit HCB from owning, solely for investment purposes, publicly-traded securities of any

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company which operates a business otherwise covered by this Section 5, provided that such ownership constitutes less than one percent (1%) of the issued and outstanding equity or debt securities, as the case may be, of said company. The provisions of this Section 5 shall remain in effect despite the earlier termination of this Agreement for any reason whatsoever.

         6. The Consultants acknowledge that, as a result of their consulting services to the Company and its affiliates, they have and shall acquire confidential information which could be of great value to a competitor or potential competitor of the Company or its affiliates. The Consultants further acknowledge that their engagement by the Company to deliver consulting services is conditioned upon the Company's ability to place complete trust and confidence in the Consultants to do everything possible to avoid disclosure or use by persons, corporations, organizations and others of its Confidential Information which may become known to the Consultants. For the purposes of this Agreement, "Confidential Information" means information (1) disclosed to or known by the Consultants as a consequence of or through his engagement by the Company, (2) not generally known to persons, corporations, organizations and others outside the Company or its affiliates and (3) which relates to the Company's and its affiliates' development, testing engineering, manufacturing, marketing or finances (including, without limitation, any processes, formulas, know how, manufacturing practices, sales statistics and projections, customer date and marketing strategies and plans). It is agreed that all information originating from either the Company or any of its affiliates relating to its business shall be confidential and the sole and exclusive property of the Company and its affiliates. Confidential Information shall not be disclosed to others without the consent of the Company or its affiliates. This obligation of confidentiality extends five years beyond the termination of this Agreement.

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         7. Any breach or threatened breach by a Consultant of any provision of
Sections 5 and 6 of this Agreement shall cause the Company irreparable harm which cannot be remedied solely by damages. In the event of a breach or threatened breach by a Consultant of any of the provisions of Sections 5 or 6, the Company shall be entitled to injunctive relief restraining such Consultant and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including, without limitation, the recovery of damages.

         8. If any provision of this Agreement is determined by the Company to be reasonably likely to interfere with SpeedFam's ability to account for the Merger as a pooling of interests, then the parties hereto agree to renegotiate such provision, in good faith, to the extent required to permit pooling of interests.

         9. This Agreement shall be binding upon and inure to the benefit of the Consultants (as their interests may appear), the Company and their respective successors (including, without limitation, SpeedFam and its affiliates) and assigns. The Consultants may not delegate their obligations hereunder to any other party.

         10. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona applicable to agreements made and to be performed in that state.

         11. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                       INTEGRATED PROCESS EQUIPMENT CORP.


                                       By:    /s/ Sanjeev Chitre
                                          -------------------------------------
                                       Title: Chairman of the Board



                                       /s/ Harold C. Baldauf
                                       ----------------------------------------
                                               Harold C. Baldauf



                                       /s/ Harold C. Baldauf, Jr.
                                       ----------------------------------------
                                              Harold Baldauf, Jr.



                                       /s/ David Baldauf
                                       ----------------------------------------
                                                 David Baldauf